FOR IMMEDIATE RELEASE	SYMBOL: GENG
December 17, 2003	TRADED: OTCBB

(December 17, 2003)

GLOBAL ENERGY ANNOUNCES MANAGEMENT CHANGES

ODESSA, FLORIDA – December 17, 2003 – Global Energy Group, Inc. (OTC Bulletin Board: GENG) announced today that it has selected a new Chief Financial Officer, Treasurer and Secretary and appointed a new member of its Board of Directors.

The Company’s Board of Directors has appointed Mr. John Bailey to be Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Global Energy and also has appointed him to fill a vacancy on the Board of Directors, as described below. Bailey has over twenty years experience in executive level positions with national and regional investment banking firms, and has served as Chief Financial Officer of both public and private companies. Bailey will take over financial, accounting, legal and administrative responsibilities of the Company immediately.

One of the Company’s Directors, Peter Toomey, resigned from the Board on December 11. The remaining directors have appointed Mr. Bailey to fill Mr. Toomey’s position on the Board.

Bailey’s appointment as an officer and director of the Company is at the request of Global Energy Acquisition Group, L.L.C. (GEAG), which has provided almost $500,000 in short-term loans to the Company. The loans bear interest at eight percent (8%) per annum and are due 90 days after funds are advanced, with the earliest loans coming due at the end of December. As an inducement to make the loans, the Company has issued GEAG warrants to purchase up to approximately 3.9 million shares of the Company’s common stock (eight shares for each dollar lent) at a purchase price of $0.10 per share.

All of the funds provided by GEAG already have been used or committed to pay corporate expenses and to make payments to vendors. Global Energy continues to be in an extremely tight cash situation. As has previously been announced, the Company will not be able to continue operations unless additional financing is obtained in the immediate future. The Company has had discussions with GEAG regarding the possibility of obtaining additional debt or equity funding for the Company, but GEAG is not obligated to provide any additional financing and there are no assurances that any further financing will be obtained.

The Company has also entered into a product distribution arrangement with Global Energy Distribution Group, L.L.C. (GEDG), an affiliate of GEAG. These arrangements grant to GEDG non-exclusive product distribution rights (and, under certain circumstances, manufacturing rights as well). GEDG’s distributorship will convert to an exclusive arrangement if aggregate financing provided by GEAG reaches $500,000, which may or may not occur.

The Company was formed in 1998 to invent, develop and commercialize technologies that improve the energy efficiency of existing products and processes. The Company has a particular focus on applications that involve thermodynamics and heat exchange. The Company currently holds the rights to seven patents and seven patent-pending applications. Additional information is available at: www.gegsolutions.com.

Forwarding-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act Reform Act of 1995. Words or phrases like “we believe”, or “our goal is”, “estimate”, “project or projected”, “will likely result”, or similar expressions are intended to identify “forward-looking statements”. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, inability to obtain necessary financing, no assurance of acceptance of the Company’s products in the marketplace, increased levels of competition for the Company, new products and technological changes developed by others, the Company’s dependence on third-party suppliers, and other risks described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

CONTACTS:

Media:	John Bailey	972.312.0503

Sales:	Guy Frankenfield	727.372-3939